UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                           Dade Behring Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    23342J206
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   23342J206
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Cyrus Capital Partners, L.P. (f/k/a OZF Management, L.P.)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [X]
                                                                       (b) [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     263,523

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     263,523

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     263,523

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.006%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No.   23342J206
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Cyrus Capital Partners GP, L.L.C. (f/k/a OZF Management, LLC)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [X]
                                                                       (b) [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     263,523

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     263,523

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     263,523

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.006%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO, IA

--------------------------------------------------------------------------------

CUSIP No.   23342J206
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Stephen C. Freidheim

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [X]
                                                                       (b) [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     263,523

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     263,523

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     263,523

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.006%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No.   23342J206
            ---------------------

Item 1(a).  Name of Issuer:

            Dade Behring Holdings, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            1717 Deerfield Road
            Deerfield, Illinois 60015
            --------------------------------------------------------------------

Item 2(a).  Names of Persons Filing:

            Cyrus Capital Partners, L.P.
            Cyrus Capital Partners GP, L.L.C.
            Stephen C. Freidheim
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            390 Park Avenue, 21st Floor
            New York, New York 10022
            --------------------------------------------------------------------

      (c).  Citizenship:

            Delaware
            Delaware
            United States
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, par value $0.01 per share
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            23342J206
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
              78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_] Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned:

            Cyrus Capital Partners, L.P. - 263,523
            Cyrus Capital Partners GP, L.L.C. - 263,523
            Stephen C. Freidheim - 263,523
            --------------------------------------------------------------------

     (b)    Percent of class:

            Cyrus Capital Partners, L.P. - 0.006%
            Cyrus Capital Partners GP, L.L.C. - 0.006%
            Stephen C. Freidheim - 0.006%
            --------------------------------------------------------------------

     (c)    Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                                   Cyrus Capital Partners, L.P. - 0
                                   Cyrus Capital Partners GP, L.L.C. - 0
                                   Stephen C. Freidheim - 0
                                   --------------------------------------------,

          (ii)  Shared power to vote or to direct the vote

                                   Cyrus Capital Partners, L.P. - 263,523
                                   Cyrus Capital Partners GP, L.L.C. - 263,523
                                   Stephen C. Freidheim - 263,523
                                   --------------------------------------------,

          (iii) Sole power to dispose or to direct the disposition of

                                   Cyrus Capital Partners, L.P. - 0
                                   Cyrus Capital Partners GP, L.L.C. - 0
                                   Stephen C. Freidheim - 0
                                   --------------------------------------------,

          (iv)  Shared power to dispose or to direct the disposition of

                                   Cyrus Capital Partners, L.P. - 263,523
                                   Cyrus Capital Partners GP, L.L.C. - 263,523
                                   Stephen C. Freidheim - 263,523
                                   --------------------------------------------.

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

            --------------------------------------------------------------------

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            N/A.
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            N/A.
            --------------------------------------------------------------------

Item 8.     Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

            See Exhibit B
            --------------------------------------------------------------------

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2005

                                       CYRUS CAPITAL PARTNERS, L.P.*

                                       By: Cyrus Capital Partners GP, L.L.C.
                                           General Partner

                                       By: /s/ Stephen C. Freidheim
                                           -------------------------
                                           R. Stephen C. Freidheim
                                           Managing Member

                                       CYRUS CAPITAL PARTNERS GP, L.L.C.*

                                       By: /s/ Stephen C. Freidheim
                                           -------------------------
                                           R. Stephen C. Freidheim
                                           Managing Member

                                           /s/ Stephen C. Freidheim*
                                           -------------------------
                                           R. Stephen C. Freidheim



* The Reporting Persons disclaim beneficial ownership of the shares reported herein except to the extent of their pecuniary interest.

                                                                       Exhibit A

                                      AGREEMENT

         The undersigned agree that this Schedule 13G Amendment dated February 14, 2005 relating to the Common Stock par value $0.01 of Dade Behring Holdings, Inc. shall be filed on behalf of the undersigned.

                                       CYRUS CAPITAL PARTNERS, L.P.*

                                       By: Cyrus Capital Partners GP, L.L.C.
                                           General Partner

                                       By: /s/ Stephen C. Freidheim
                                           -------------------------
                                           R. Stephen C. Freidheim
                                           Managing Member

                                       CYRUS CAPITAL PARTNERS GP, L.L.C.*

                                       By: /s/ Stephen C. Freidheim
                                           -------------------------
                                           R. Stephen C. Freidheim
                                           Managing Member

                                           /s/ Stephen C. Freidheim*
                                           -------------------------
                                           R. Stephen C. Freidheim



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit B



                       NOTICE OF DISSOLUTION OF A GROUP



      In accordance with Rule 13d-5(b) of the Securities Exchange Act of 1934, the Reporting Persons, OZ Management, L.L.C. and Daniel S. Och, filed a Schedule 13G on October 11, 2002, a Schedule 13G/A on February 13, 2004 and a Schedule 13G/A on September 27, 2004, with respect to the Common Stock, $0.01 par value per share, of Dade Behring Holdings, Inc. (collectively, the "Previous Filing"). As of December 31, 2004, the Reporting Persons no longer have any role in the management of OZ Management, L.L.C. All further filings, if any, required to be made by Daniel S. Och or OZ Management, L.L.C. with respect to the securities will be made separately from all such filings required, if any, by the Reporting Persons.





23184.0001 #548343